Exhibit 7.2

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13D

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Advanced Technology Industries, Inc., and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: December 13, 2000                  ERBC Holdings Limited


                                          By /S/ Kurt Seifman
                                             -----------------------------------
                                             Kurt Seifman, Chairman of the Board



Dated: December 13, 2000                  /S/ Kurt Seifman
                                          -------------------------------------
                                              Kurt Seifman